UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: December 29, 2008

(Date of earliest event reported)

KODIAK OIL & GAS CORP.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-32920

Yukon Territory	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1625 Broadway, Suite 250

Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(303) 592-8075

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreements of Lynn A. Peterson and James E. Catlin

On December 29, 2008, the Board of Directors of Kodiak Oil & Gas Corp. (the “Company”), including all members of the Compensation Committee, approved and offered to each of Lynn A. Peterson and James E. Catlin (collectively, the “Officers”) an agreement amending their respective employment agreement (collectively, the “Amended Agreements”) in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Section 409A changed the income tax treatment of nonqualified deferred compensation plans and imposed new requirements on both the terms and operation of such plans.  Although Section 409A’s provisions have been in effect since 2005, and employers have been required to operate in good faith since that time, final regulations under Section 409A were not issued until 2007.  Companies must amend affected nonqualified deferred compensation plans by December 31, 2008, to ensure that they comply with Section 409A and the Section 409A final regulations.

In order to comply with Section 409A, the employment agreements of the Officers were amended to modify the definition of “good reason” and to reflect the timing of payments in the event of termination without cause, termination for good reason and termination following a change of control.  The Amended Agreements do not change the base salary, performance incentives or any other remunerative aspect of the affected agreements in any material respect, other than as described above and for Section 409A compliance reasons.

The foregoing description of the Amended Agreements is qualified in its entirety by reference to the Amended Agreements attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Employment Agreement of James Keith Doss

On December 29, 2008, the Company entered into an employment agreement with James Keith Doss, the Company’s Chief Financial Officer (the “Doss Agreement”).  The Doss Agreement is effective as of December 1, 2008.

Certain key terms of the Doss Agreement are described herein.  The following summary of the Doss Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Doss Agreement, a copy of which is attached as Exhibit 10.3 and incorporated herein by reference.

The Doss Agreement has an initial term of 1 year that extends through December 31, 2009; thereafter, the Doss Agreement is to be renewed automatically for successive one year terms unless and until either party provides notice at least 60 days prior to the expiration of the current term as to the party’s intention not to accept a renewal term.  Mr. Doss will receive an annual base salary of $145,000 under the Doss Agreement.  Under the Doss Agreement, Mr. Doss is eligible for a discretionary cash bonus and is entitled to participate in all equity-based compensation plans.

The Company may terminate Mr. Doss’s employment with or without “cause” (as defined in the Doss Agreement).  If the Company terminates employment for “cause,” Mr. Doss will have no rights to any unvested benefits or any other compensation or payments after the termination date.  The Company may also terminate employment without “cause” and without advance notice.  However, if the termination is prior to the expiration of the original term, the Company shall pay Mr. Doss’s base salary at the rate in effect on the termination date through the end of the then current calendar year end.  Mr. Doss shall also have the right to terminate his employment agreement for “good reason,” as defined in the Doss Agreement.  If Mr. Doss terminates the agreement for “good reason,” the Company will pay Mr. Doss’s base salary at the rate in effect on the termination date through the end of the then current calendar year end.

If Mr. Doss’s employment is terminated for any reason (excluding termination for “cause” or as a result of Mr. Doss’s death or disability) or if Mr. Doss resigns for “good reason” during a 12-month period following a “change of control” (as defined in the Doss Agreement), the Doss Agreement provides that the Company shall pay Mr. Doss, within 60 days following the date of such termination or resignation, 18 months’ severance plus 50% of any cash bonuses paid to Mr. Doss in the prior 12 months.  Mr. Doss’s equity-based compensation shall immediately vest regardless of whether Mr. Doss is retained by the Employer or successor following the “change of control.”

The Doss Agreement also contains non-competition and non-solicitation provisions.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement dated December 29, 2008 between Kodiak Oil & Gas Corp. and Lynn A. Peterson.

10.2	Executive Employment Agreement dated December 29, 2008 between Kodiak Oil & Gas Corp. and James E. Catlin.

10.3	Employment Agreement dated December 29, 2008 between Kodiak Oil & Gas Corp. and James Keith Doss.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK OIL & GAS CORP.

By:	/s/ Lynn A. Peterson
Lynn A. Peterson President and Chief Executive Officer

Date: December 30, 2008

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement dated December 29, 2008 between Kodiak Oil & Gas Corp. and Lynn A. Peterson.

10.2	Executive Employment Agreement dated December 29, 2008 between Kodiak Oil & Gas Corp. and James E. Catlin.

10.3	Employment Agreement dated December 29, 2008 between Kodiak Oil & Gas Corp. and James Keith Doss.